Exhibit 99.1

INDEX TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

REPUBLIC AIRWAYS HOLDINGS INC. AND SUBSIDIARIES

REPUBLIC AIRWAYS HOLDINGS INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

AS OF SEPTEMBER 30, 2025 AND DECEMBER 31, 2024

(UNAUDITED)

(In millions, except share and per share amounts)

	September 30, 2025	December 31, 2024
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$98.0	$110.5
Marketable securities	172.0	191.5
Restricted cash	21.4	21.4
Receivables, net	15.3	9.8
Receivables—related parties	55.5	41.9
Inventories	66.9	63.0
Prepaid expenses and other current assets	15.4	15.2

Total current assets	444.5	453.3
Property and equipment, net	2,305.1	2,109.5
Operating lease right-of-use assets	112.1	122.9
Other non-current assets	44.5	47.1
Other non-current assets—related parties	30.3	35.0

TOTAL ASSETS	$2,936.5	$2,767.8

LIABILITIES, MEZZANINE EQUITY, AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES:
Current portion of long-term debt and finance leases	$215.7	$259.6
Current portion of operating lease liabilities	13.9	13.5
Accounts payable	40.7	37.2
Accrued liabilities	163.6	168.9
Accounts payable and accrued liabilities—related parties	24.0	9.9

Total current liabilities	457.9	489.1
Long-term debt and finance leases—less current portion	856.0	752.2
Operating lease liabilities—less current portion	107.1	117.6
Other non-current liabilities	43.9	44.8
Other non-current liabilities—related parties	55.8	41.8
Deferred income taxes	227.9	206.0

Total liabilities	1,748.6	1,651.5
COMMITMENTS AND CONTINGENCIES (Note 6)
MEZZANINE EQUITY (Note 7):
Restricted stock units, 74,169 authorized; 4,108 and 2,645 shares issued and outstanding, respectively	6.2	5.8

SHAREHOLDERS’ EQUITY:
Common stock, $0.001 par value; 1,025,831 shares authorized, and 1,000,000 shares issued and outstanding	—	—
Additional paid-in capital	478.0	478.0
Accumulated earnings	703.7	632.5

Total shareholders’ equity	1,181.7	1,110.5

TOTAL LIABILITIES, MEZZANINE EQUITY, AND SHAREHOLDERS’ EQUITY	$2,936.5	$2,767.8

See accompanying notes to the unaudited condensed consolidated financial statements.

REPUBLIC AIRWAYS HOLDINGS INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2025 AND 2024

(UNAUDITED)

(In millions)

	Nine Months Ended September 30,
	2025	2024
REVENUES (1)	$1,212.4	$1,089.2
OPERATING EXPENSES:
Wages and benefits	549.3	500.2
Aircraft and engine rent	—	2.7
Maintenance and repair	199.8	200.3
Maintenance and repair—related parties	28.8	32.6
Depreciation and amortization	93.2	87.3
Other operating expense	206.2	162.2
Other operating expense—related parties	0.9	1.9

Total operating expenses	1,078.2	987.2
OPERATING INCOME	134.2	102.0
OTHER EXPENSE:
Investment income and other, net	7.1	0.4
Interest expense	(44.8)	(43.7)

Total other expense, net	(37.7)	(43.3)
INCOME BEFORE INCOME TAXES	96.5	58.7
INCOME TAX EXPENSE	25.3	16.1

NET INCOME	$71.2	$42.6

(1)	Substantially all of the Company’s revenues are derived from related parties for the nine months ended September 30, 2025 and 2024. Refer to Note 8, Related Party Transactions.

See accompanying notes to the unaudited condensed consolidated financial statements.

REPUBLIC AIRWAYS HOLDINGS INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF MEZZANINE EQUITY AND SHAREHOLDERS’ EQUITY

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2025 AND 2024

(UNAUDITED)

(In millions, except share amounts)

	Mezzanine Equity		Common Stock		Additional Paid-In Capital	Accumulated Earnings	Total Shareholder’s Equity
	Shares	Amount	Shares	Amount
Balance at January 1, 2025	2,645	$5.8	1,000,000	$—	$478.0	$632.5	$1,110.5
Net income	—	—	—	—	—	27.1	27.1
Stock-based compensation	—	0.7	—	—	—	—	—

Balance at March 31, 2025	2,645	6.5	1,000,000	—	478.0	659.6	1,137.6
Net income	—	—	—	—	—	37.4	37.4
Issuance of restricted shares	1,463	0.9	—	—	—	—	—
Stock-based compensation	—	0.7	—	—	—	—	—

Balance at June 30, 2025	4,108	8.1	1,000,000	—	478.0	697.0	1,175.0
Net income	—	—	—	—	—	6.7	6.7
Reclassification to liability for award modification	—	(2.3)	—	—	—	—	—
Stock-based compensation	—	0.4	—	—	—	—	—

Balance at September 30, 2025	4,108	$6.2	1,000,000	$—	$478.0	$703.7	$1,181.7

	Mezzanine Equity		Common Stock		Additional Paid-In Capital	Accumulated Earnings	Total Shareholder’s Equity
	Shares	Amount	Shares	Amount
Balance at January 1, 2024	2,645	$4.8	1,000,000	$—	$478.0	$567.9	$1,045.9
Net income	—	—	—	—	—	10.1	10.1
Stock-based compensation	—	0.1	—	—	—	—	—

Balance at March 31, 2024	2,645	4.9	1,000,000	—	478.0	578.0	1,056.0
Net income	—	—	—	—	—	17.5	17.5
Stock-based compensation	—	0.3	—	—	—	—	—

Balance at June 30, 2024	2,645	5.2	1,000,000	—	478.0	595.5	1,073.5
Net income	—	—	—	—	—	15.0	15.0
Stock-based compensation	—	0.3	—	—	—	—	—

Balance at September 30, 2024	2,645	$5.5	1,000,000	$—	$478.0	$610.5	$1,088.5

See accompanying notes to the unaudited condensed consolidated financial statements.

REPUBLIC AIRWAYS HOLDINGS INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2025 AND 2024

(UNAUDITED)

(In millions)

	Nine Months Ended September 30,
	2025	2024
NET CASH PROVIDED BY OPERATING ACTIVITIES	$207.0	$153.7
INVESTING ACTIVITIES:
Purchase of property and equipment (1)	(286.9)	(142.0)
Proceeds from insurance, sale of property, and other equipment	0.6	85.9
Pre-delivery deposits paid (1)	(11.8)	(23.7)
Purchases of marketable securities and investments	(137.5)	(138.7)
Proceeds from the sale of marketable securities	162.5	185.3

NET CASH USED IN INVESTING ACTIVITIES	(273.1)	(33.2)

FINANCING ACTIVITIES:
Proceeds from issuance of debt	235.2	91.6
Payments on debt and finance lease obligations	(179.0)	(175.4)
Payments on early debt extinguishment	—	(36.2)
Other, net	(2.6)	(1.5)

NET CASH PROVIDED BY (USED IN) FINANCING ACTIVITIES	53.6	(121.5)

NET CHANGES IN CASH, CASH EQUIVALENTS, AND RESTRICTED CASH	(12.5)	(1.0)
CASH, CASH EQUIVALENTS, AND RESTRICTED CASH—Beginning of period	131.9	113.5

CASH, CASH EQUIVALENTS, AND RESTRICTED CASH—End of period	$119.4	$112.5

CASH PAID FOR:
Interest, net of capitalized amounts	$43.6	$42.5
Income taxes, net of refunds	3.4	2.8
Amounts included in the measurement of operating lease liabilities	15.1	17.5
SUPPLEMENTAL DISCLOSURE OF NON-CASH TRANSACTIONS:
Property and equipment acquired but not paid	6.3	6.6
Parts credits received from aircraft and engine manufacturers	4.1	0.9
Parts credits received from aircraft and engine manufacturers—related parties	1.1	0.4
Parts credits used from aircraft and engine manufacturers	—	0.5
Right-of-use assets modified or acquired under operating leases	(0.4)	8.5

(1)

The Company made net aircraft, pre-delivery deposit payments, inventory and rotable spare part purchases from its original equipment manufacturer, a related party, of $217.9 million and $113.3 million during the nine months ended September 30, 2025 and September 30, 2024, respectively.

See accompanying notes to the unaudited condensed consolidated financial statements.

REPUBLIC AIRWAYS HOLDINGS INC. AND SUBSIDIARIES

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

AS OF SEPTEMBER 30, 2025 AND DECEMBER 31, 2024

AND FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2025 AND 2024

1. ORGANIZATION & BUSINESS

Republic Airways Holdings Inc. (the ‘‘Company’’ or the ‘‘Parent’’) is a Delaware holding company conducting substantially all of its operations through its wholly-owned regional air carrier subsidiary, Republic Airways Inc. (‘‘Republic Airways’’ or the “Airline”). The Company regularly provides scheduled passenger service on approximately 1,100 flights daily to nearly 90 cities in the United States and Canada operating under the American Eagle, Delta Connection, and United Express brands through our partnerships with American Airlines, Inc. (‘‘American Airlines’’), Delta Air Lines, Inc. (‘‘Delta Air Lines’’), and United Airlines, Inc. (‘‘United Airlines’’) (collectively, our ‘‘Partners’’ or ‘‘Partner Airlines’’) under fixed-fee capacity purchase agreements (“CPA,” or collectively, our “CPAs”). Republic Airways exclusively operates the Embraer E170/175 family of aircraft among our Partners’ hub and focus cities.

The Company also operates its Leadership In Flight Training Academy (“LIFT Academy”) with a mission to attract a new generation of aviators to commercial aviation by providing superior flight training, while addressing the economic, regulatory, and structural barriers to entry to the aviation industry by offering its graduates a defined career pathway to First Officer with Republic Airways. LIFT Academy has the capacity to train 500 future aviators in furtherance of its mission to attract new aviators to the profession.

Bryan Bedford, the Company’s former President and Chief Executive Officer, received Presidential nomination to the position of Administrator of the Federal Aviation Administration of the U.S. Department of Transportation by President Donald Trump. In connection with such nomination, Mr. Bedford retired from the Company effective July 1, 2025. Matthew Koscal, Executive Vice President and Chief Administrative Officer, was promoted to President and Chief Commercial Officer of the Company, and David Grizzle, Chairman of the Board of Directors of the Company, began serving as Chief Executive Officer upon Mr. Bedford’s retirement on July 1, 2025. The Company paid a cash payment of $16.2 million related to his employment contract. Upon effectiveness of his retirement, 7,308 RSUs were granted and 9,425 RSUs held by Mr. Bedford were all considered earned and vested immediately, resulting in additional compensation expense of $7.7 million. The Company recorded total expense of $18.8 million during the nine months ended September 30, 2025 related to Mr. Bedford’s separation and retirement.

On April 4, 2025, Republic Airways entered into an Agreement, Plan of Conversion, and Plan of Merger, (the “Merger Agreements” or “the Merger”) with Mesa Air Group, Inc. (“Mesa”). Mesa is to continue as the Surviving Corporation. Additionally, the legal entity is expected to be renamed Republic Airways Inc. with management of Republic Airways to be retained to run ongoing operations of the combined companies.

Concurrently with the execution and delivery of the Merger Agreements, the Company, Mesa, and United Airlines, among other parties, entered into a Three-Party Agreement (“TPA”), pursuant to which, among other things, the following actions to be completed at or prior to the closing of the Merger:

(i)	Termination of the United CPA among Mesa and United Airlines;

(ii)

Disposition by sale of certain Canadair Regional Jet (“CRJ”) aircraft, CRJ spare engines, an Embraer Regional Jet (“ERJ”) spare engine, and Boeing B-737 spare inventories, the proceeds of which are yet to be agreed in final form;

(iii)

Repayment of substantially all trade debts, long-term debts, and remaining liabilities of Mesa, utilizing the cash on hand and cash proceeds from asset sales set forth in item (ii) above. Upon depletion of Mesa cash applied for the full and final satisfaction of trade debts, long-term debts, and remaining liabilities, United Airlines shall (a) forgive the remaining obligations outstanding or (b) provide a one-time cash payment for funding at Merger closing sufficient to discharge any further amounts outstanding;

(iv)

Transfer of all Mesa rights and obligations related to its warrant and aircraft purchase agreements with Archer Aviation Inc. related to investments in, development of, and commitment for forward purchase of eVTOL aircraft to a third party, however, assignable to United Airlines to the extent a transfer cannot otherwise be completed;

(v)

Extension of certain CPA terms between Mesa and United Airlines, including enhanced/increased rates retrospectively from January 2025 and extending through March 2026. The extension of such terms is contingent upon successful completion of the Merger, and enhance the ability of Mesa to discharge those debts set forth in item (iii), and will be terminated pursuant to item (i) concurrently with closing of the Merger; and

(vi)

Issuance of the Incremental Shares which constitute Mesa common stock, par value $0.001 following the conversion of Mesa from a Nevada corporation to a Delaware corporation, equivalent to approximately 6% of the issued and outstanding shares of Mesa common stock, which shares will (a) first become available to United Airlines in exchange for the forgiveness and repayment of certain debts and obligations of Mesa, referred to throughout the proxy statement/prospectus as the “Net Debt Amount;” (b) second, to the extent any of the remainder become available to the Surviving Corporation to repay certain liabilities, and (c) third, to the extent of any remainder, become available on a pro rata basis to stockholders of Mesa immediately prior to consummation of the Merger and merger-related agreements.

Additionally, Republic Airways and United Airlines entered into a CPA for the operation of 60 E175 aircraft. The CPA became effective contemporaneously with closing of the Merger for a duration of 10 years.

During the nine months ended September 30, 2025, the Company acquired nine new E175 aircraft placed into service under United Airlines and additionally repositioned eight E170 aircraft from United Airlines to American Airlines upon scheduled expiry of the United Airlines CPA term. Additionally, the Company removed one E175 from the Delta Air Lines CPA and removed one additional E170 from the United Airlines CPA during the nine months ended September 30, 2025, under modification and transition to new CPA arrangements. Aircraft committed to each of our Partner Airlines’ operations as of September 30, 2025 are as follows:

Aircraft (1)	American Airlines	Delta Air Lines	United Airlines	Total Aircraft Committed
E170	44	11	6	61
E175	79	46	60	185

	123	57	66	246

(1)	Represents the minimum contracted fleet out of a total of 248 aircraft as of September 30, 2025, excluding two unallocated spare aircraft.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of presentation—The accompanying condensed consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (‘‘U.S. GAAP’’) and include the accounts of Republic Airways Holdings Inc. and its wholly-owned subsidiaries. Intercompany transactions and balances have been eliminated in consolidation.

The Company’s financial position, results of operations, and cash flows are representative of actual events, circumstances, and transactions giving effect to the Company’s financial records during the periods presented. Management believes the accompanying unaudited condensed consolidated financial statements include all adjustments and disclosures, consisting of normal recurring adjustments, necessary for fair presentation of these financial statements on an interim basis. Balances and results as of and during the periods presented are not necessarily indicative of results to be expected as of and for the year ending December 31, 2025. Certain information and footnote disclosures normally included in financial statements prepared in accordance with U.S. GAAP have been condensed or omitted, as is permissible under such rules and regulations.

Accordingly, these financial statements should be read in conjunction with the Company’s consolidated financial statements and notes thereto as of and for the year ended December 31, 2024.

Mezzanine Equity—During the year ended December 31, 2020, the Company adopted the 2020 Omnibus Incentive Plan in which restricted stock units (“RSUs”) were issued to members of the board of directors and key members of management. RSUs are conditionally redeemable upon the occurrence of events that are not solely within control of the issuer of the securities. As such, RSUs are classified as mezzanine (temporary) equity as to convey that these shares may not have a permanent equity classification. See Note 7, Mezzanine Equity and Share Based Compensation.

U.S. Treasury Warrants—U.S. Treasury Warrants are recognized at fair value and adjusted at each reporting date thereafter using the Black-Scholes option pricing model and other recent market information with the comparison of stock prices of select airlines of similar size and/or an income approach to determine the fair value of the equity of the Company, representing a Level 3 fair value measurement as defined in the Accounting Standard Codification (“ASC”) 820, Fair Value Measurement, fair value hierarchy. The Company recorded a $2.8 million gain for fair value adjustments during the nine months ended September 30, 2025. The amounts recorded for fair value adjustments during the year ended December 31, 2024 were not material.

Recent accounting pronouncements—The recent accounting pronouncements are listed with adoption dates for publicly traded companies, as the Company maintains an accelerated public company adoption timeline for new accounting standards and updates.

In December 2023, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2023-09—Improvement to Income Tax Disclosures (Topic 740), to provide clarifying guidance on the transparency of income tax disclosures. ASU 2023-09 is effective for public entities for annual reporting periods after December 15, 2024. The Company is currently evaluating the impact the standard will have to the consolidated financial statements and related disclosures.

In November 2024, the FASB issued ASU 2024-03—Income Statement—Reporting Comprehensive Income – Expense Disaggregation Disclosures (Subtopic 220-40), to provide investors with more granular detail on cost of sales, and selling, general, and administrative expenses. ASU 2024-03 is effective for public entities for fiscal years beginning after December 15, 2026, with early adoption permitted. The Company is currently evaluating the impact the standard will have to the consolidated financial statements and related disclosures.

In May 2025, the FASB issued ASU 2025-03—Business Combinations (Topic 805) and Consolidation (Topic 810): Determining the Accounting Acquirer in the Acquisition of a Variable Interest Entity, which revises the guidance in ASC 805 on identifying the accounting acquirer in a business combination in which the legal acquiree is a variable interest entity (VIE). ASU 2025-03 is effective for public entities for fiscal years beginning after December 15, 2026, with early adoption permitted. The Company early adopted ASU 2025-03 on January 1, 2025, and the impact of the implementation to the consolidated financial statements was not material.

In July 2025, the FASB issued ASU 2025-05—Financial Instruments—Credit Losses (Topic 326): Measurement of Credit Losses for Accounts Receivable and Contract Assets, which provides a practical expedient for the measurement of expected credit losses in current accounts receivable and current contract assets arising from transactions accounted for under Topic 606, Revenue from Contracts with Customers. ASU 2025-05 is effective for public entities for fiscal years and interim periods beginning after

December 15, 2025, with early adoption permitted. The Company is currently evaluating the impact the standard will have to the consolidated financial statements and related disclosures.

In September 2025, the FASB issued ASU 2025-06—Intangibles—Goodwill and other—Internal-Use Software (Subtopic 350-40): Targets Improvements to the Accounting for Internal-Use Software, which provides a modernized approach to accounting for internal-use software costs under ASC 350 by removing references to project stages. ASU 2025-06 is effective for public entities for fiscal years and interim periods beginning after December 15, 2027, with early adoption permitted. The Company is currently evaluating the impact the standard will have to the consolidated financial statements and related disclosures.

3. REVENUE RECOGNITION

The Company accounts for contracts with our Partner Airlines under ASC 606, Revenue from Contracts with Customers, and ASC 842, Leases, as applicable, when each party has committed to perform under the contract, each party’s rights and payment terms have been established, when the contract has commercial substance, and when collectability of amounts due under the contract is probable. Under CPAs with our Partner Airlines, the Company has committed to perform various flight services and maintenance activities classified as regional jet services. Regional jet services represent a series of distinct services accounted for as a single performance obligation satisfied over time as flights are completed. Substantially all of the Company’s revenues are generated from regional jet services.

Revenues associated with regional jet services are generally derived from (i) a fixed fee per departure, flight hour, and/or block hour of time incurred and a fixed rate for available-to-schedule aircraft, payable on a monthly basis; and (ii) a premium amount which is earned monthly and quarterly by maintaining minimum aircraft utilization levels and exemplary operating results. To the extent that minimum targets are not achieved, the Company could be subject to financial penalties. These fixed-fee rates are contractually subject to periodic economic adjustment. The Company additionally receives reimbursement from our Partners for direct expenses incurred such as qualifying maintenance activities, property taxes, and miscellaneous operating expenses. The Company refers to Partner reimbursements as “pass-through charges.” Pass-through charges are primarily recorded to revenues and the corresponding operating expense on a gross basis. Pass-through charges recorded on a net basis are not material and are not included in the condensed consolidated financial statements. Certain charges such as fuel and landing fees are generally paid directly by our Partner Airlines, although the charges were incurred by the Company in our ongoing operations. The Company refers to these charges as “Partner direct charges.”

Amounts recognized as regional jet services revenues are measured at the contractual amount the Company expects it will be entitled to in exchange for the promised services. The Company allocates the transaction price as flights are completed with variable consideration that relates specifically to the Company’s efforts in delivering each flight recognized in the period in which the individual flight is completed and measured on a monthly basis. The Company records an estimate for incentive revenue based on our expected performance at the end of each period. These estimates are derived under accounting guidance related to variable consideration constraints and based on amounts expected to be collected. The Company has concluded that allocating the variability directly to individual flights results in an overall allocation meeting the objectives in ASC 606. This results in a pattern of revenue recognition that generally follows the variable amounts billed from the Company to Partner Airlines.

A portion of the Company’s compensation under its CPAs is designed to reimburse the Company for certain aircraft ownership costs. The Company has concluded that a component of its revenue under the CPAs is deemed to be embedded lease revenue and as such, agreements identify the right-of-use of a specific type and number of aircraft over the term of the CPA. Embedded lease revenue associated with the Company’s CPAs is accounted for as an operating lease under ASC 842, Leases.

Revenues derived from our CPAs are disaggregated by Partner Airline for the nine months ended September 30, 2025 and 2024 as follows:

	Nine Months Ended September 30,
(in millions)	2025	2024
American Airlines	$531.0	$462.7
Delta Air Lines	306.7	282.9
United Airlines	356.0	329.8
Other	18.7	13.8

Total revenues	$1,212.4	$1,089.2

During the nine months ended September 30, 2025 and 2024, regional jet service revenue along with the embedded lease ownership component comprise approximately 99% of total revenue and is disaggregated below.

	Nine Months Ended September 30,
(in millions)	2025	2024
Regional jet service revenue	$968.6	$860.6
Lease revenue (1)	225.1	214.8
Other revenue	18.7	13.8

Total revenues	$1,212.4	$1,089.2

(1)	Certain of our CPAs include embedded leases for the right-of-use of our regional jet aircraft. The corresponding rental income is classified herein.

LIFT Academy recorded tuition revenue of $17.8 million and $13.5 million during the nine months ended September 30, 2025 and 2024, respectively. Tuition from students is recorded to accrued liabilities in the condensed consolidated balance sheets and is recognized on a systematic basis as students progress throughout their respective training programs.

Amounts recognized as revenues in the condensed consolidated statements of operations are subject to certain estimates, which could materially impact the timing and consideration determined under the contract. Such estimates include (i) expected contract terms from material modifications to our fixed-fee CPAs and (ii) the extent to which disputes in contract interpretation arise.

Receivables and contract assets—Receivables represent a right to consideration for promised services which have been transferred to our customers. The Company records provisions for credit losses using an expected credit losses model on the basis of specific identification and historical collection experience. Credit losses for the nine months ended September 30, 2025 and 2024 were not material. Contract assets are generated from the partial satisfaction of certain performance obligations, generally related to the delivery of aircraft maintenance services, under customer contracts whereby the Company has the right to consideration for services transferred or provided to its customers. Contract assets of $30.3 million and $34.4 million are recorded to other non-current assets—related parties in the condensed consolidated balance sheets as of September 30, 2025 and December 31, 2024 and have been appropriately reduced for the applicable financing component.

Contract liabilities—Contract liabilities consist of deferred revenues for which the Company has received customer payment for undelivered services. In addition, the Company periodically carries out capital projects on behalf of the Partner Airlines, generally pertaining to aircraft fleet and livery improvements. Revenues of this nature are recognized over time, depicting the pattern of transfer of control of services, resulting in ratable recognition of revenues over the remaining term of the CPA.

Current and non-current deferred revenues are contract liabilities and are recorded to accrued liabilities—related parties and other non-current liabilities—related parties, respectively, in the condensed consolidated balance sheets. The Company recognized $11.4 million and $9.5 million of the deferred revenue to revenues in the condensed consolidated statements of operations during the nine months ended September 30, 2025 and 2024, respectively, which was previously recorded in contract liabilities as of December 31, 2024 and 2023. Current contract liabilities were $21.2 million and $22.7 million as of September 30, 2025 and December 31, 2024, respectively. Non-current contract liabilities were $55.8 million and $41.8 million as of September 30, 2025 and December 31, 2024, respectively.

4. LEASES

The Company routinely enters into operating and finance leases as a financing method for aircraft, spare engines, flight training equipment, and operating facilities. The Company records a lease asset and corresponding liability for leases with terms exceeding 12 months. Such assets and liabilities are measured at the present value of remaining lease payments at the commencement of the lease or consummation of a lease modification.

Lease terms give effect to early termination and renewal options when it is reasonably certain that such options will be exercised. The Company determines present value, discounting payment streams at the interest rate implicit in the lease, when available, taking into consideration economic escalation provisions, when applicable. When this information is unknown, the Company estimates its incremental borrowing rate at the related lease commencement date, which is derived from prevailing market interest rates, recent debt acquisitions specific to the Company, or other debt instruments having similar characteristics at lease commencement. With the exception of our CPAs and operating facilities, the Company does not separate lease and non-lease contractual components. Provisions for residual value guarantees are not material.

Aircraft leasing arrangements – The Company’s CPAs include provisions for the right-to-use of the Company’s aircraft in carrying out regional jet services. Such provisions constitute embedded leases for which the Company receives reimbursement for aircraft ownership costs, as our Partner Airlines obtain substantially all of the economic benefit from our aircraft committed to our Partners. The Company mitigates the risk from residual and undeployed leased assets in the event of default of one of our Partners by actively monitoring aircraft and engine financing terms compared to market terms in order to effectively sell or redeploy aircraft to the extent they become unused or underutilized, which additionally decreases with the extent to which the Company operates aircraft leased directly by our Partners (“Partner-Controlled Aircraft”).

Rental revenue from operating leases for each of the next five years and total of the remaining lease terms as of September 30, 2025:

(in millions)	Revenue Recognition
2025	$84.1
2026	288.9
2027	280.0
2028	250.7
2029	225.1
Thereafter	623.3

Total	$1,752.1

5. FAIR VALUE MEASUREMENTS

The Company measures the following assets and liabilities at fair value on a recurring basis:

	As of September 30, 2025
(in millions)	Recorded Balance	Level 1	Level 2	Level 3
Cash, cash equivalents, and restricted cash	$119.4	$119.4	$—	$—
Marketable securities	172.0	172.0	—	—
EVE investments	15.0	3.8	—	11.2
U.S. Treasury Warrants	(2.9)	—	—	(2.9)

Total	$303.5	$295.2	$—	$8.3

	As of December 31, 2024
(in millions)	Recorded Balance	Level 1	Level 2	Level 3
Cash, cash equivalents, and restricted cash	$131.9	$131.9	$—	$—
Marketable securities	191.5	191.5	—	—
EVE investments	18.7	5.4	—	13.3
U.S. Treasury Warrants	(6.8)	—	—	(6.8)

Total	$335.3	$328.8	$—	$6.5

The Company recorded no non-recurring fair value measurements for the nine months ended September 30, 2025 and 2024.

During the nine months ended September 30, 2025, the U.S. Department of Treasury exercised 8,092 of their existing Warrants for Republic Airways common stock, cash settled for total disbursements of $1.1 million. Remaining U.S. Treasury Warrants outstanding as of September 30, 2025 were 17,739, exercisable through July 15, 2026.

The following table presents the implied volatility, which is the unobservable input, used in the determination of fair value of Level 3 investments for the nine months ended September 30, 2025 and 2024:

	Nine Months Ended September 30, 2025	Nine Months Ended September 30, 2024
EVE Investment	61.3%	69.4%
U.S. Treasury Warrants	77.1	76.9

6. COMMITMENTS AND CONTINGENCIES

The Company’s long-term commitments primarily include lease obligations (see Note 4, Leases), long-term maintenance agreements, and purchase commitments, among others.

Purchase commitments—The Company has a commitment with Embraer S.A. to purchase 75 E175 or second generation E175 aircraft, 38 of which have been delivered and five of which have been cancelled as of September 30, 2025. In April 2025, the Company executed an amendment to the 2018 commitment purchase agreement with Embraer S.A. to conform to current economic conditions and extend the delivery schedule of certain committed aircraft. The remaining 32 aircraft are expected to be delivered throughout the remainder of 2025 and through to 2028.

During the nine months ended September 30, 2025, the Company reached agreement for funding commitments for aircraft and engine deliveries expected to be delivered during 2025 and 2026. Structured commitments provide funding for a portion of the total cost and are secured by the related equipment. As of September 30, 2025, the remaining maximum borrowings allowable under the agreements are $172.9 million.

During the year ended December 31, 2023, the Company completed the initial phase of three phases of a new flight training campus and corporate headquarters in Carmel, Indiana (the “Aviation Campus”). The Aviation Campus includes a training center that will be used to perform substantially all of our training activities for pilots, flight attendants, maintenance technicians, and dispatchers and houses eight full motion simulators along with flat panel simulators, cabin trainers, and classrooms. Additionally, the Aviation Campus includes overnight accommodations that will be used exclusively by our associates in training. During the year ended December 31, 2024, the second phase of the Aviation Campus was completed, including a parking garage. In October of 2025, the Company reached agreement for the construction of additional hotel rooms at our Aviation Campus which will serve as overnight accommodations used exclusively by our associates in training. The third phase of construction for the Aviation Campus has commenced and is expected to be completed during the year ending December 31, 2026.

The following table displays the Company’s future contractual obligations for property and equipment under firm order:

	Payment Due by Period
(in millions)	Remaining in 2025	2026	2027	2028	2029	Thereafter	Total
Aircraft and other equipment under purchase obligations	$108.5	$414.2	$119.6	$262.1	$—	$—	$904.4
Aviation Campus	22.2	23.0	—	—	—	—	45.2

General indemnifications – The Company is a party to aircraft lease and financing arrangements, which include provisions requiring the Company to indemnify the lessor or financing party against certain losses which may arise from use of the related aircraft and equipment, including losses arising from tax consequences. The Company expects that such losses would constitute insurable losses and would therefore be subject to insurance coverage. Losses expected to arise from indemnities cannot be reasonably determined due to the uncertainty surrounding circumstances which may give rise to losses, or the amount of expected losses which could arise.

Legal matters – The Company is involved in various legal actions considered routine to the ordinary course of business. Contingent losses expected to arise as a result of pending legal matters, which could include expected future settlements, judgements, and legal fees are recorded when amounts become probable and are able to be estimated. Estimated future losses and legal fees related to ongoing litigation were not material as of September 30, 2025 and December 31, 2024. While the Company cannot predict the outcome of these events with certainty, management does not believe pending legal matters would have a material effect on our results of operations, cash flows, or financial position.

7. MEZZANINE EQUITY AND SHARE BASED COMPENSATION

During the year ended December 31, 2020, the Company adopted the 2020 Omnibus Incentive Plan and issued RSUs to the Company’s board of directors. RSUs vest immediately with a contractual sale restriction until March 15, 2026, unless a liquidity event or termination of the participant’s service to the Company’s board of directors occurs earlier. In the event a market does not exist for the RSUs, the agreement provides certain put rights for the RSUs to be put to the Company at fair market value. The put rights require these RSUs be classified in mezzanine equity. The amount presented in mezzanine equity at each balance sheet date is based on the accumulated expense of the RSUs in accordance with ASC 718, Compensation—Stock Compensation. The

Company issued 1,463 RSUs under the 2020 plan during the nine months ended September 30, 2025, at an estimated grant date fair value of $600 per share. No RSUs were issued during the nine months ended September 30, 2024.

Additionally, since 2020, the Company has issued 12,375 RSUs to certain members of management of the Company. The RSUs include a market condition that could decrease the number of RSUs to be issued if the fair market value of the Company does not increase over 30% by December 31, 2025. The RSUs also included a performance condition multiplier up to 300% of the RSUs issued based on the incurrence of a liquidity event as determined by the Company’s board of directors and an increase in the fair market value of the Company as of the liquidity event date. The performance condition was not probable to occur as of September 30, 2025 and December 31, 2024 and therefore no expense has been recognized related to the remaining performance condition. If no liquidity event occurs, these RSUs will vest on December 31, 2025, unless termination of employment occurs earlier. In certain conditions, if participant employment terminates with the Company and a market does not exist for the RSUs, the agreement provides certain put rights for the RSUs to be put to the Company at fair market value. The estimated grant date fair value of each RSU using a Monte Carlo simulation model considering the market condition but not including the performance condition was $292.60 per share. The Company presents all share-based compensation in mezzanine equity at each balance sheet date based on the accumulated expense of the RSUs at the grant date in accordance with ASC 718, Compensation— Stock Compensation.

The Company will record cumulative stock-based compensation expense related to the RSUs with performance-based vesting conditions in the period when its liquidity event is completed as well as the acceleration of the vesting of the award. The Company expects to record an additional $2.1 million of stock-based compensation expense related to these RSUs during the year ended December 31, 2025 from satisfaction of performance conditions.

In addition, during the nine months ended September 30, 2025, the Company granted 4,918 RSUs to certain key members of management of the Company. The RSUs include a vesting condition and vest ratably each year over a three-year vesting period. The agreement provides certain put rights for the RSUs to be put to the Company at fair market value. The estimated grant date fair value of each RSU was $600 per share.

As of September 30, 2025, the total unrecognized compensation cost related to non-vested RSUs not including the Republic Integration RSUs, as discussed below, that the Company expects to recognize over a weighted average of approximately one year was $1.2 million. The Company accounts for forfeitures as they occur.

Also, during the nine months ended September 30, 2025, Republic granted 29,427 RSUs to certain key members of management, which are subject to both time- and performance-based vesting conditions (the “Republic Integration RSUs”). The time-vesting Republic Integration RSUs vest in equal installments on the third and fourth anniversaries of closing of a contemplated liquidity event (“Closing”), subject to continued employment of the RSU holder. The performance-vesting Republic Integration RSUs vest, subject to continued employment, in one-third tranches upon achievement of specified operational milestones. Compensation expense will begin to be recorded upon resolution of contingent vesting conditions, which coincides with the Closing. The Company expects to record $12.4 million over four years starting at the Closing and $5.3 million related to performance conditions will begin to be recorded as each performance condition becomes probable over the expected time period to achieve the respective performance condition. If the Closing does not occur or the Merger Agreement is terminated, all Republic Integration RSUs will be immediately forfeited for no consideration.

In connection with Mr. Bedford’s retirement from the Company, effective July 1, 2025, 9,425 RSUs held by Mr. Bedford, previously classified as mezzanine equity, were modified, and an additional 7,308 RSUs were granted. All RSUs were considered earned and vested immediately. The awards are classified as liability awards as of September 30, 2025, as they are mandatorily redeemable as defined in ASC 470, Debt. The recognition of Mr. Bedford’s awards resulted in $7.7 million of additional compensation expense during the nine months ended September 30, 2025.

	Number of Restricted Stock Units	Weighted Average Grant Date Fair Value
Unvested at December 31, 2024	20,275	$292.60
Granted	41,653	600.00
Vested	(7,308)	600.00
Modified and Vested	(9,425)	355.38
Forfeited	(400)	292.60

Unvested at September 30, 2025	44,795	$515.08

8. RELATED PARTY TRANSACTIONS

The Company is a closely held private company, and related parties include our Partner Airlines and an original equipment manufacturer (the “Related Parties”), with whom the Company has held long-standing relationships.

The Company regularly transacts with its Related Parties as defined in ASC 850, Related Parties, in the ordinary course of business. Related party transactions are derived from passenger service under our capacity purchase relationships, certain aircraft leasing commitments, and aircraft maintenance activities, which in turn, generate balances due to or due from our Related Parties.

Each of the Company’s Partner Airlines comprise the following revenues for the nine months ended September 30, 2025 and 2024 and receivables as of September 30, 2025 and December 31, 2024:

Concentration Base	American Airlines	Delta Air Lines	United Airlines
Revenues for the nine months ended:
September 30, 2025	44%	25%	29%
September 30, 2024	42%	26%	30%
Receivables as of:
September 30, 2025	18%	51%	9%
December 31, 2024	29%	34%	19%

9. SUBSEQUENT EVENTS

The Company evaluated subsequent events through November 14, 2025, the date the condensed consolidated financial statements were available to be issued.

During the month ended October 31, 2025, the Company took delivery of and placed into service one new E175 aircraft and obtained $21.4 million in borrowings secured by the aircraft with maturity in 2037.

Additionally, during the month ended November 30, 2025, the Company agreed to a 90-day extension of the maturity date of a U.S. Treasury Warrant representing 13,976 shares of the Republic Airways common stock with original maturity of November 6, 2025.

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